Exhibit 99.1

Viridian Therapeutics Appoints New Chief Executive Officer, Unveils Next Generation FcRn Inhibitor Programs and Announces $185 Million Private Placement Financing

– Stephen Mahoney appointed President and Chief Executive Officer –

– Potential best-in-class subcutaneous and intravenous thyroid eye disease (TED) programs targeting insulin-like growth factor 1 receptor (IGF-1R) remain on track; subcutaneous program selection expected by year-end 2023 and VRDN-001 THRIVE Phase 3 topline results in active TED expected in mid-2024 –

– Company discloses novel portfolio of preclinical neonatal Fc receptor (FcRn) inhibitors with broad potential to treat autoimmune diseases; first Investigational New Drug (IND) submission planned by year end 2024 –

– Private placement with participation from new and existing investors to fund portfolio strategy and extend operating runway into 2026 –

WALTHAM, Mass. – October 30, 2023 – Viridian Therapeutics, Inc. (NASDAQ: VRDN), a biotechnology company focused on discovering and developing potential best-in-class medicines for serious and rare diseases, today announced that Stephen Mahoney has been appointed the company’s President and Chief Executive Officer, and a member of the Board of Directors, effective immediately. Viridian also disclosed a preclinical portfolio of FcRn inhibitors designed to deliver next generation treatments for patients suffering from antibody-mediated autoimmune diseases. To advance its expanded strategic priorities, the company also announced that it has entered into an agreement to sell shares of its common and Series B preferred stock to certain institutional investors in a private placement transaction and will receive aggregate gross proceeds of $185 million, before deducting estimated offering expenses.

New Chief Executive Officer to Drive Expanded Strategic Priorities

Stephen Mahoney’s appointment as President and Chief Executive Officer combines his leadership and track record of operational execution with the company’s strategy of delivering potentially best-in-class next generation molecules in commercially established disease areas. Viridian’s pipeline is comprised of intravenous and subcutaneous IGF-1R inhibitors for patients with TED and, as of today’s announcement, next generation FcRn inhibitors for the treatment of autoimmune diseases. Scott Myers’s departure as President and CEO of the company was effective as of October 29, 2023.

“We are grateful for Scott’s contributions and the operational progress Viridian was able to achieve during his tenure,” said Tomas Kiselak, Chairman of Viridian’s Board of Directors. “The Board believes that the transition to Steve’s leadership with his strong track record of driving execution and his alignment with our corporate strategy can enable Viridian to build a potentially best-in-class IGF-1R inhibition franchise in TED and advance our efforts to deliver next generation FcRn inhibitors for the treatment of autoimmune diseases.”

Mr. Mahoney brings more than two decades of experience in the biopharmaceutical industry where he has held a number of strategic, operational, financial, business development and legal roles with regional and global responsibilities. He most recently served as President, Chief Financial and Operating Officer of Magenta Therapeutics. Prior to Magenta, Mr. Mahoney served as President and Chief Operating Officer of Kiniksa Pharmaceuticals. He also served as Chief Commercial Officer, among other executive titles of increasing responsibility, at Synageva Biopharma Corp. and was a business and transactional attorney at Genzyme Corporation. Mr. Mahoney holds an M.B.A. and J.D. from Boston College and a B.A. from Colorado College.

“I am excited to join the Viridian team at this critical time and help deliver on the promise of the company’s broad pipeline,” said Mr. Mahoney. “As we seek to optimize our future commercial position with the TED franchise, we have a dual focus of delivering the results from our two THRIVE Phase 3 clinical trials of VRDN-001 in both active and chronic TED while also prioritizing and accelerating the development of a potentially best-in-class subcutaneous delivery option for patients. As announced today, we are also thrilled about the potential of our novel portfolio of FcRn inhibitors, and we look forward to moving these programs to the clinic as quickly as possible.”

Viridian also announced that Thomas Beetham will be joining the company as Chief Operating Officer, and Shan Wu, Ph.D., will be joining as Chief Business Officer, each of whom have worked with Mr. Mahoney in prior companies and will strengthen Viridian’s management team.

TED Clinical Development Remains On Track with Selection of Subcutaneous Program by Year End 2023 and VRDN-001 THRIVE Topline Results in Active TED Expected in Mid-2024

Viridian continues to advance its differentiated and improved product candidates for TED patients and is simultaneously focused on developing both its subcutaneous and intravenous IGF-1R inhibitor programs. The company has designed the subcutaneous program to be a potentially best-in-class, self-administered, infrequent, and low-volume injection for patients. The intravenous VRDN-001 program, which features a shorter infusion time and fewer infusions compared to the currently marketed IGF1-R inhibitor, is on track for its Phase 3 data readouts. The company expects that its intravenous VRDN-001 has the potential to establish a strong foothold in the multi-billion-dollar TED commercial market and will help facilitate the future introduction of its subcutaneous program.

Viridian is on track to select its lead subcutaneous IGF-1R program by the end of 2023 and expects such program to enter a pivotal Phase 2/3 trial in mid-2024. The company expects topline results from the first THRIVE Phase 3 clinical trial for intravenous VRDN-001 for active TED to be available in mid-2024. The THRIVE-2 clinical trial in chronic TED patients is recruiting patients, and the company expects topline clinical results by year end 2024.

Next Generation FcRn Inhibitor Portfolio Unveiled; First IND Filing Planned by Year End 2024

Consistent with Viridian’s vision to develop the next generation of best-in-class products for severe autoimmune and rare diseases, the company disclosed that it is developing a portfolio of engineered FcRn inhibitors, VRDN-006 and VRDN-008. FcRn inhibitors have the potential to treat a broad array of autoimmune diseases, representing a significant commercial market opportunity. Viridian’s multi-pronged engineering approach has resulted in a portfolio of FcRn-targeting molecules that leverage the clinically and commercially validated mechanism of FcRn inhibition while potentially addressing the limitations of current agents such as incomplete IgG suppression and needed improvements in safety.

VRDN-006 is a FcRn-targeting Fc fragment, and in non-human primate studies, demonstrated specificity for blocking FcRn-IgG interactions while showing no increases in albumin or low-density lipoprotein (LDL) levels. In head-to-head non-human primate studies, VRDN-006 demonstrated comparable potency and IgG lowering to efgartigimod, the current standard of care in FcRn inhibition, as well as a similar safety profile. Viridian plans to file an IND for VRDN-006 by year end 2024 and expects healthy volunteer data for VRDN-006 in the second half of 2025. VRDN-008 is a novel, first-in-class FcRn inhibitor that aims to pair IgG suppression with extended half-life technology, potentially enabling deeper and more durable suppression than existing anti-FcRn therapies. Both molecules are designed to be convenient, self-administered, subcutaneous products. The company plans to share additional details about its FcRn portfolio in 2024.

$185 Million Financing to Fund Expanded Pipeline and Extend Cash Runway

Viridian announced it has entered into agreements for a private placement financing that is expected to close by November 1, 2023 and result in anticipated gross proceeds of approximately $185 million, before deducting estimated offering expenses. The financing was led by Fairmount Funds with participation from both existing investors, including Braidwell LP, Commodore Capital, Deep Track Capital, Venrock, Paradigm BioCapital and Perceptive Advisors, as well as new investors, including entities managed by RTW Investments, LP and Surveyor Capital (a Citadel company). In the private placement, Viridian is selling an aggregate of 8,789,022 shares of its common stock at a price of $12.38 per share and an aggregate of 92,312 shares of its Series B preferred stock at a price of $825.3746 per share, which are convertible into approximately 6,154,441 shares of common stock, subject to beneficial ownership conversion limits. Proceeds will be used to fund pipeline programs, including the FcRn portfolio, and for general corporate purposes and working capital. The company also expects that the proceeds will extend its cash runway to fund its operating plan into 2026.

Jefferies, Evercore ISI, and Stifel are acting as lead placement agents for the private placement financing. LifeSci Capital LLC and Wedbush PacGrow are also acting as co-placement agents for the private placement financing.

The securities being sold in the private placement have not been registered under the Securities Act of 1933, as amended (the Securities Act), or any states’ securities laws, and may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Viridian has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares issued in the private placement.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Notice of Issuance of Inducement Grants

Viridian also announced the grant of an inducement award to Mr. Mahoney, as well as to Mr. Beetham and to two other new employees, including Dr. Wu, in each case as an inducement material to such executive officer or employee’s employment pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. Mr. Mahoney was granted an option to purchase 1,259,400 shares of Viridian’s common stock, Mr. Beetham was granted an option to purchase 474,400 shares of Viridian’s common stock, and the other new employees were granted options to purchase an aggregate of 268,200 shares of Viridian’s common stock. In each case, the shares underlying the options vest become exercisable as follows: one quarter of the underlying shares on the first anniversary of October 30, 2023 and then in equal monthly installments thereafter over the following 36 months, subject to the grantee’s continued service to the company. The exercise price of the stock options will equal the closing price of the company’s common stock on October 30, 2023, the date of the grant. The inducement awards were granted outside of the company’s Amended and Restated 2016 Equity Incentive Plan but remain subject to the terms and conditions of such plan.

About Viridian Therapeutics

Viridian is a biopharmaceutical company focused on engineering and developing potential best-in-class medicines for patients with serious and rare diseases. Viridian’s expertise in antibody discovery and engineering enables it to develop differentiated therapeutic candidates for previously validated drug targets in commercially established disease areas.

Viridian is advancing multiple candidates in the clinic for the treatment of patients with TED. The company is conducting two global Phase 3 studies (THRIVE and THRIVE-2) to evaluate the safety and efficacy of VRDN-001 in patients with active and chronic TED. Simultaneously, the company is developing its subcutaneous program strategy with the goal of providing a potentially more conveniently administered therapy to patients with TED. In addition to its TED portfolio, Viridian is advancing a novel portfolio of FcRn inhibitors with the potential to be developed in multiple autoimmune diseases. Viridian is also developing additional preclinical assets in autoimmune and rare diseases.

Viridian is based in Waltham, Massachusetts. For more information, please visit www.viridiantherapeutics.com. Follow Viridian on LinkedIn and X.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or other similar terms or expressions that concern our expectations, plans and intentions. Forward-looking statements include, without limitation, statements regarding our expectations, strategies, plans and intentions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations, and assumptions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to: the potential efficacy and safety of VRDN-001 for the treatment of TED, the relationship between the results from the positive data from the ongoing Phase 1/2 clinical trial of VRDN-001 in patients with chronic TED and the results of ongoing or future clinical trials; the timing, progress and plans for our ongoing or future research, pre-clinical and clinical development programs; expectations regarding the timing for data; uncertainty and potential delays related to clinical drug development; the duration and impact of regulatory delays in our clinical programs; the timing of and our ability to obtain and maintain regulatory approvals for our therapeutic candidates; manufacturing risks; our ability to develop a subcutaneous formulation (SC); our plan regarding a lead SC program candidate; expectations regarding use of proceeds from the private placement financing; expectations regarding our FcRn portfolio; other matters that could affect the sufficiency of existing cash, cash equivalents and short-term investments to fund operations; our financial position and its projected cash runway; our future operating results and financial performance; the clinical utility of our therapeutic candidates and our intellectual property position; the timing of pre-clinical and clinical trial activities and reporting results from same, including those risks set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC)

on August 8, 2023 and other subsequent disclosure documents filed with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither the Company, nor its affiliates, advisors, or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

Investor and Media Contact:

IR@viridiantherapeutics.com